HEARTBEAM, INC.
October 17, 2024

Branislav Vajdic
[Address]

Dear Branislav,
This employment agreement amendment (the “Agreement”) amends your employment agreement executed September 19, 2021 (the “Original Employment Agreement”). All capitalized terms used herein that are not defined herein shall have the definitions set forth in the Original Employment Agreement.
We are pleased to offer you the position of President for HeartBeam Inc. effective October 21, 2024.
There will be no change to your current compensation.
Except as expressly modified and set forth in this Agreement, all of the other terms and conditions of the Original Employment Agreement, shall remain in full force and effect.
We are excited to have you continue in this key role to help drive the organization to execute to its full potential.
Sincerely,

Rich Ferrari
Executive Chairman

Agreed to and accepted:
Signature:
Printed Name: Branislav Vajdic
Date: